UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                  FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
    Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                        Commission File Number:  0-13544

                        Ben & Jerry's Homemade, Inc.
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           (Exact name of registrant as specified in its charter)


                             30 Community Drive
                    South Burlington, Vermont 05403-6282
                               (802) 846-1500
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     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


              Class A Common Stock, Par Value $.033 Per Share
      (including the associated Class A Common Stock Purchase Rights)

              Class B Common Stock, Par Value $.033 Per Share
      (including the associated Class B Common Stock Purchase Rights)
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          (Title of each class of securities covered by this Form)


                                    None
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       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)    [X]       Rule 12h-3(b)(1)(ii)   [  ]
      Rule 12g-4(a)(1)(ii)   [ ]       Rule 12h-3(b)(2)(i)    [  ]
      Rule 12g-4(a)(2)(i)    [ ]       Rule 12h-3(b)(2)(ii)   [  ]
      Rule 12g-4(a)(2)(ii)   [ ]       Rule 15d-6             [  ]
      Rule 12h-3(b)(1)(i)    [X]

      Approximate number of holders of record as of the certification or notice date: 1 holder of Class A Common Stock; no holders of Class B Common Stock.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Ben & Jerry's Homemade, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                         BEN & JERRY'S HOMEMADE, INC.


Date: August 3, 2000                     By: /s/ Frances G. Rathke
                                             ------------------------------
                                             Name:  Frances G. Rathke
                                             Title: Chief Financial Officer